Exhibit 10.17
AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Amended and Restated Executive Employment Agreement, dated March 13, 2019, (the “Agreement”) by and between Paula Ragan, Ph.D (“Employee”) and X4 Pharmaceuticals, Inc. (the “Company”) is entered into as of this 13th day of February, 2020.
WHEREAS, on February 10, 2020, the Compensation Committee of the Board of Directors of the Company (the “Board”) voted to adjust certain aspects of Employee’s compensation terms; and
WHEREAS, the parties wish to amend the Agreement to reflect the Board’s decision.
In consideration and in furtherance of Employee’s continued at-will employment with the Company, Employee and the Company agree as follows:
1.The below existing language in Section 2(c)(ii) in the Agreement shall be entirely replaced by the replacement language beneath it, and, for avoidance of doubt, all other language in Section 2(c)(ii) shall remain unchanged:
Existing language: “For the purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction in Executive’s then-current Base Salary; (B) a material diminution in Executive’s authority, duties, or responsibilities;
(C) a material change in the geographic location at which the Executive provides services to Company outside of a fifty (50) mile radius from the then-current location; or (D) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within seventy five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.”
Replacement language: “For the purposes of this Agreement, “Good Reason” for resignation from employment with the Company means that any of the following actions are taken by the Company without Executive’s prior written consent: (A) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); or (B) a material reduction in Executive’s duties, position or responsibilities; or (C) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than sixty (60) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.”

2.The below existing language in Section 4(b)(i) and (4(b)(ii) of the Agreement shall be entirely replaced by the replacement language beneath it:
Existing language: “(i) Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.
(ii) Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

Replacement language: “(i) Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions; provided, however, that if Executive’s resignation or termination under this Section occurs within twelve (12) months after a Change of Control (as defined below), then the Company shall instead pay Executive an amount equal to continuation of Executive’s monthly Base Salary for an eighteen (18) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions; provided, however, that if Executive’s resignation or termination under this Section occurs within twelve (12) months after a Change of Control (as defined below), then the Company shall instead pay Executive an amount equal to Executive’s full Annual Bonus for the calendar year in which the termination occurs in advance of such Annual Bonus being earned, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties. Except as amended hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

X4 Pharmaceuticals, Inc.	Paula Ragan, Ph.D, an individual

By: /s/ Michael Wyzga	/s/ Paula Ragan
Name: Michael Wyzga	Paula Ragan, Ph.D
Title: Chairman of the Board